Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Fourth Quarter)

Fourth Quarter 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	25,847	12,749	9,288	6,987	54,871
COGS	(24,394)	(10,603)	(8,181)	(5,066)	(48,244)
Gross Income	1,453	2,146	1,107	1,921	6,627
Gross Margin	5.6%	16.8%	11.9%	27.5%	12.1%
SG&A	(3,137)	(2,472)	(855)	(1,125)	(7,589)
% sales	12.1%	19.4%	9.2%	16.1%	13.8%
Operating Income	(1,684)	(326)	252	796	(962)
Operating Margin	-6.5%	-2.6%	2.7%	11.4%	-1.8%

EBITDA	240	599	793	940	2,572
Segment Contribution
% Revenues	47.1%	23.2%	16.9%	12.7%	100.0%
% Operating Income	175.1%	33.9%	-26.2%	-82.8%	100.0%

Fourth Quarter 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	23,636	13,323	9,496	7,257	53,712
COGS	(22,794)	(12,644)	(7,636)	(5,075)	(48,149)
Gross Income	842	679	1,860	2,182	5,563
Gross Margin	3.6%	5.1%	19.6%	30.1%	10.4%
SG&A	(1,710)	(1,492)	(851)	(1,334)	(5,387)
% sales	7.2%	11.2%	9.0%	18.4%	10.0%
Operating Income	(868)	(813)	1,009	848	176
Operating Margin	-3.7%	-6.1%	10.6%	11.7%	0.3%

EBITDA	512	330	1,569	1,070	3,481
Segment Contribution
% Revenues	44.0%	24.8%	17.7%	13.5%	100.0%
% Operating Income	-493.6%	-462.3%	573.7%	482.2%	100.0%

4Q02 versus 4Q03
% change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	-8.6%	4.5%	2.2%	3.9%	-2.1%
COGS	-6.6%	19.2%	-6.7%	0.2%	-0.2%
Gross Income	-42.0%	-68.4%	68.0%	13.6%	-16.1%
SG&A	-45.5%	-39.6%	-0.5%	18.6%	-29.0%
Operating Income	-48.4%	N/A	300.4%	N/A	N/A

EBITDA	113.3%	-44.9%	97.9%	N/A	35.3%

Última actualización 18/03/2004